Exhibit 99.2
News Release
First Midwest Bancorp, Inc.			First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Steven H. Shapiro
EVP, Corporate Secretary
TRADED:	Nasdaq		(630) 875-7345
SYMBOL:	FMBI		www.firstmidwest.com

FIRST MIDWEST BANCORP APPROVES REPURCHASE OF UP TO 2.5 MILLION COMMON SHARES AND INCREASES QUARTERLY CASH DIVIDEND TO $0.25 PER SHARE

ITASCA, IL, MAY 18, 2005 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced that its Board of Directors has approved a new stock repurchase plan authorizing the repurchase of up to 2.5 million shares, or 5.5% of its common shares outstanding, and a 4.2% increase in rate of quarterly cash dividends on its common stock to $0.25 per share of common stock. At that dividend rate, the cash dividends expected to be paid by First Midwest in 2005 would exceed by 11% the dividends First Midwest paid in 2004.

"I am excited to announce both increased authorization to First Midwest's stock repurchase program as well as the fourteenth dividend increase in thirteen years," said John O'Meara, First Midwest's President and Chief Executive Officer. "The decision to simultaneously increase our quarterly dividend and increase the authorization under our stock repurchase plan demonstrate our continued confidence in First Midwest's profitability in 2005."

Effective immediately, the new stock repurchase plan authorizes repurchases in both open market and privately negotiated transactions and has no execution time limit. The new plan is the tenth approved in the last fifteen years. Under these plans approximately 14 million common shares have been repurchased at an average price of $22.83 per share, representing a total repurchase investment of approximately $19 million. In approving the new stock repurchase plan; First Midwest's Board of Directors rescinded the repurchase plan approved in August 2002 under which some 296,000 shares authority remained.

The quarterly cash dividend will be payable on June 24, 2005 to stockholders of record as of the close of business on July 19, 2005 and represents the 90th consecutive quarterly dividend distribution since the Company's formation in 1983.

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking markets. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 67 offices located in 49 communities, primarily in northeastern Illinois. First Midwest is the 2004 recipient of the Illinois Bank Community Service Award and was honored by Chicago magazine in its September 2004 issue as one of the 25 best places to work in Chicago, the only bank to be so honored.

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